Exhibit 10.10.2

FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT is made as of the 21 day of April, 2000, and is by and among COMMUNITY FIRST BANKSHARES, INC. (the “Borrower”), HARRIS TRUST AND SAVINGS BANK (“Harris”) and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION (“Norwest”; Harris and Norwest are each referred to herein as a “Bank” and collectively as “Banks”), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, the “Agent”).

REFERENCE IS HEREBY MADE to that certain Amended and Restated Credit Agreement dated as of April 30, 1999 (the “Credit Agreement”) made by and among the Borrower, the Banks and the Agent.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

WHEREAS, the Borrower has requested the Banks (i) to extend the maturity of the Credit from April 30, 2000 to April 30, 2001, and (ii) to increase the amount of the Term Loan from $10,000,000.00 to $75,000,000.00 and convert it to a one-year revolving credit line.

WHEREAS, the Banks are willing to grant the Borrower’s requests, subject to the provisions of this First Amendment.

NOW, THEREFORE, in consideration of the premises and for other valuable consideration received, it is agreed as follows:

1.      Section 1.12 of the Credit Agreement is hereby revised in its entirety to read as follows:

         1.12   “Credit Expiration Date” shall mean April 30, 2001.

2.      Section 1.13 of the Credit Agreement is hereby revised in its entirety to read as follows:

         1.13   “Credit Percentages” shall mean 35% with respect to Harris and 65% with respect to Norwest.

3.      Section 1.22 of the Credit Agreement is hereby revised in its entirety to read as follows:

1.22 “Interest Period” means with respect to any Eurodollar Borrowing, (a) initially, the period commencing on, as the case may be, the date on which such Eurodollar Borrowing is made or the date on which such Eurodollar Borrowing results from the conversion of a Base Rate Borrowing or a Federal Funds Borrowing, and ending one, two, three or six months thereafter, as selected in a notice of borrowing, continuance or conversion as provided in Sections 2.1, 2.3, or 2.4 hereof, and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending one, two, three or six months thereafter, as selected by irrevocable notice to the Agent (which notice must be received by the Agent before 12:00 Noon, Minneapolis time, three Business Days before the last day of the then current Interest Period with respect to such Eurodollar Borrowing), provided, however, that (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extensions would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day, (ii) the Borrower may not select the Interest Period that would otherwise extend beyond the Credit Expiration Date (with respect to the Credit), (iii) if no notice is given with respect to selection on an Interest Period as provided above, the affected Eurodollar Borrowing shall be converted to a Base Rate Borrowing on the last day of the Interest Period then in effect, and (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a date for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

4.       Sections 1.30, 1.31, 1.32, 1.33 and 1.34 of the Credit Agreement are each hereby revised in their entirety to read as follows:

1.30   “Second Credit Line” shall mean the Second Credit Line made by the Banks to the Borrower in an aggregate amount not exceeding $75,000,000.00.

1.31   “Second Credit Line Advance” shall mean an advance of funds under the Second Credit Line.

1.32   “Second Credit Line Maturity Date” shall mean April 30, 2001.

1.33   “Second Credit Line Percentages” shall mean 37% with respect to Harris and 63% with respect to Norwest.

1.34   “Second Credit Notes” shall mean the promissory notes of the Borrower substantially in the form of attached Exhibits B-1 and B-2 to the First Amendment, evidencing the Second Credit Line.

5.      Section 3 of the Credit Agreement is hereby revised in entirety to read as follows:

SECTION 3   The Second Credit Line

3.1     Subject to other provisions of this Agreement, each Bank shall make Second Credit Line Advances to the Borrower under the Second Credit Line from time to time from the effective date hereof until the Second Credit Line Maturity Date in aggregate principal amounts at any one time outstanding not exceeding such Bank’s Second Credit Line Percentage of the Maximum Second Credit Line Amount determined pursuant to Section 3.2 hereof.  Each Second Credit Line Advance will be requested to the Agent in writing by an authorized officer of the Borrower on a Notice of Borrowing substantially in the form of Exhibit C hereto.  The initial balance of the Second Credit Line shall be the balance outstanding under the Term Loan which is replaced by the Second Credit Line.  Requests for Second Credit Line Advances must be received by the Agent no later than 12:00 Noon, Minneapolis time, on the day of a Second Credit Line Advance.

3.2     The Maximum Second Credit Line amount shall be $75,000,000.00.  Within such maximum Second Credit Line Amount and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow under the Second Credit Line.

3.3     The Agent shall promptly notify each Bank of the Borrower’s request for a Second Credit Line Advance, and the amount of the Second Credit Line Advance by telephone or fax no later than 1:00 p.m., Minneapolis time, on the day on which the Agent received the request.  Subject to the further provisions of this Section 3, the Agent will fund the Second Credit Line Advance no later than 4:30 p.m., Minneapolis time, on the Business Day requested by the Borrower.  On or before 3:30 p.m., Minneapolis time, on such Business Day, each Bank shall deposit with the Agent same-day funds constituting such Bank’s Second Credit Line Percentage of the Second Credit Line Advance.  Such deposit will be made to an account which the Agent shall specify by notice to the Banks.  To the extent funds are received from the Banks in accordance with this Section 3.3, the Agent shall make such funds available to the Borrower by wire transfer to the account(s) the Borrower shall have designated to the Agent at or before the time of the related request.

3.4     Interest on the unpaid balance of the Second Credit Notes shall be calculated at an annual rate equal to one and one-quarter percent (1.25%) in excess of the Federal Funds Rate in effect from time to time, and shall change as and when the Federal Funds Rate changes.  Interest on the Second Credit Notes shall be calculated on basis of the actual number of days elapsed in a year of 360 days.

3.5     Notwithstanding the provisions of Section 3.4 hereof, for so long as there exists any Event of Default, interest on the Second Credit Notes shall accrue at an annual rate of two percent (2.0%) in excess of the rate which would otherwise apply to the Second Credit Notes.

3.6     Interest on the unpaid principal of the Second Credit Notes shall be payable quarterly, commencing June 30, 2000, and continuing on the last day of each succeeding calendar quarter, and on the Second Credit Line Maturity Date.

3.7     The principal of the Second Credit Notes shall be due and payable in full on the Second Credit Line Maturity Date.

3.8     The Borrower may at any time prepay principal under the Second Credit line in whole or from time to time in part without premium or penalty.

3.9     The Borrower shall pay to the Agent, within 20 days following the end of each semi-annual period, commencing with the period ending October 31, 2000, on behalf of the Banks, a fee (the “Unused Second Credit Line Fee”) calculated at an annual rate equal to two-tenths of one percent (0.20%) of the average daily unused portion of the Second Credit line; provided however, that no fee shall be due for any semi-annual period where the average daily usage is greater than 50% of the Maximum Second Credit Line Amount.  The Unused Second Credit Line Fee shall be calculated on the basis of actual number of days elapsed in a year of 360 days.  As used herein the Second Credit “unused portion” shall mean the difference between the applicable Maximum Second Credit Line Amount and the outstanding principal balance of the Second Credit Line as of the date of determination.

6.          All remaining references to “Term Loan” or “Term Note” in the Credit Agreement are hereby amended so that they shall refer to the “Second Credit Line” or the “Second Credit Note”, as the case may be.

7.          Simultaneously with the execution of this First Amendment, the Borrower shall execute and deliver the following new promissory notes (which, for purposes of this First Amendment only, shall collectively be referred to herein as the “New Notes”) to the Agent for the benefit of the Banks:

A.      Current Note in the face amount of $12,250,000.00 payable to Harris and substantially in the form of attached Exhibit A-1.  Said note shall replace, but shall not be deemed payment or satisfaction of, that certain Current Note dated April 30, 1999 made by the Borrower in the face amount of $17,500,000.00 payable to Harris.

B.      Current Note in the face amount of $22,750,000.00 payable to Norwest and substantially in the form of attached Exhibit A-2.  Said note shall replace, but shall not be deemed payment or satisfaction of, that certain Current Note dated April 30, 1999 made by the Borrower in the face amount of $17,500,000.00 payable to Norwest.

C.      Second Credit Note in the face amount of $27,750,000.00 payable to Harris and substantially in the form of attached Exhibit B-1.  Said note shall replace, but shall not be deemed payment or satisfaction of, that certain Term Note dated April 30, 1999 made by the Borrower in the face amount of $5,000,000.00 payable to Harris.

D.      Second Credit Note in the face amount of $47,250,000.00 payable to Norwest and substantially in the form of attached Exhibit B-2.  Said note shall replace, but shall not be deemed payment or satisfaction of, that certain Term Note dated April 30, 1999 made by the Borrower in the face amount of $5,000,000.00 payable to Norwest.

All references in the Credit Agreement to the “Current Notes” shall be deemed to mean the Current Notes described in paragraphs A and B of this Section.  Exhibits A-1 and A-2 of this First Amendment shall replace Exhibits A-1 and A-2 of the Credit Agreement.

All references in the Credit Agreement to the “Term Notes” shall be deemed to mean the Second Credit Notes described in paragraphs D and E of this Section.  Exhibits B-1 and B-2 of this First Amendment shall replace Exhibits B-1 and B-2 of the Credit Agreement.

8.       The Borrower hereby represents and warrants to the Banks as follows:

A.      As of the date of this First Amendment, the outstanding principal balance of each of the Current Notes is $0.0.

B.      As of the date of this First Amendment, the outstanding principal balance of each of the Tern Notes is $0.0.

C.      The Credit Agreement, the Current Notes and the Second Credit Notes constitute valid, legal and binding obligations owed by the Borrower to the Banks, subject to no counterclaim, defense, offset, abatement or recoupment.

D.      As of the date of this First Amendment, (i) each of the representations and warranties contained in Section 5.1, 5.2, 5.3, 5.5, 5.6 and 5.10 of the Credit Agreement is true, and (ii) there exists no Event of Default, nor does there exist any event which, with the giving of notice or the passage of time, or both, could become an Event of Default.

E.       All authorizations of governmental agencies, bodies or authorities which are necessary to permit the transactions contemplated by this First Amendment have been obtained and are in full force and effect, and no further approval, consent, order or authorization of, or designation, registration, declaration or filing with, any governmental, authority is required in connection with the consummation of the transactions contemplated by this First Amendment.

F.       The execution, delivery and performance of this First Amendment and the New Notes by the Borrower are within its corporate powers, have been duly authorized, and are not in contravention of law or the terms of the Borrower’s Articles of Incorporation or By-laws, or of any undertaking to which the Borrower is a party or by which it is bound.

G.      All financial statements delivered to the Bank by or on behalf of the Borrower, including all schedules and notes pertaining thereto, have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, and fully and fairly present the financial condition of the Borrower at the date thereof and the result of operations for the periods covered thereby, and there have been no material adverse changes in the financial condition or business of the Borrower from December 31, 1999 to the date hereof.

9.       Upon request by the Banks, the Borrower shall deliver a Corporate Certificate of Authority to the Agent dated as of the date of this First Amendment, and in form and content acceptable to the Agent.

10.      This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same instrument.

11.      Except as expressly modified by this First Amendment, the Credit Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the Borrower, the Banks and the Agent have executed this First Amendment as of the date first written above.

COMMUNITY FIRST BANKSHARES, INC.	NORWEST BANK MINNESOTA NATIONAL ASSOCIATION, as Agent

By: /s/ Mark A. Anderson	By: /s/ Sidney W. Bennett
Mark A. Anderson President and Chief Executive Officer	Sidney W. Bennett, Vice President

By: /s/ Thomas R. Anderson
Thomas R. Anderson Treasurer

HARRIS TRUST AND SAVINGS BANK	NORWEST BANK MINNESOTA NATIONAL ASSOCIATION

By: /s/ David J. Konrad	By: /s/ Sidney W. Bennet
Sidney W. Bennett, Vice President
Its: Vice President